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                                                                   EXHIBIT 10.45

May 4, 2005

Martin H. Singer
c/o PCTEL, Inc.
Suite 400
8725 West Higgins Road
Chicago, IL   60631

                      Re: Amendment to Employment Agreement

Dear Marty:

      As you know, the Compensation Committee of the Company's Board of Directors recently restructured the Stretch Bonus component of your Employment Agreement by eliminating the rolling two-year Stretch Bonus currently in place for 2004/2005 and replacing it with an ongoing yearly "stretch" bonus beginning in fiscal 2005. This yearly "stretch" bonus will be based on performance goals established by the Compensation Committee to recognize substantial overachievement by the Company of planned revenue and planned EBTA (earnings before taxes, amortization of intangible charges for goodwill and depreciation of assets and amortization of stock-based compensation charges). The specific terms and conditions of this yearly "stretch" bonus plan will be determined annually by the Compensation Committee and the Board of Directors. This yearly "stretch" bonus will replace the defined concept of the "Stretch Bonus" wherever it appears in your Employment Agreement.

      By acknowledging and accepting this letter below, you agree that this letter will constitute an amendment to your Employment Agreement.

                                          Very truly yours,

                                          PCTEL, INC.


                                          /S/ Richard C. Alberding
                                          ----------------------------
                                          Richard C. Alberding,
                                          Chairman of the Compensation
                                          Committee of the Board of Directors

ACKNOWLEDGED AND AGREED:

/S/ Martin H. Singer
----------------------------
Martin H. Singer, Chairman and
Chief Executive Officer